Exhibit 10.43
INTEREST PURCHASE AGREEMENT

This Interest Purchase Agreement (this “Agreement”) is made this 29th day of September 2010 by and between CAPTERRA FINANCIAL GROUP, INC., a Colorado corporation (hereinafter referred to as the “Purchaser”), NEXCORE GROUP LP, a Delaware limited partnership (hereinafter referred to as the “Company”), and the General Partner and each of the Limited Partners of the Company set forth on Exhibit A attached hereto (each hereinafter referred to as a “Seller” and collectively as the “Sellers”).  Certain capitalized terms used herein have the meanings ascribed to them in Section 12.01.

R E C I T A L S

WHEREAS, the General Partner is the owner of (1) 1,393 Units of the Company representing its rights to its Capital Account, its Percentage Interest, distributions and all other rights attributable to the General Partner as a Unit Holder under the terms of the Company’s Limited Partnership Agreement (the “General Partner Units”); and (2) all rights attributable to its position as General Partner and not to its ownership of Units as set forth in the Company’s Limited Partnership Agreement including but not limited to its sole right to manage and control the Company; its sole right to determine the amount and timing of distributions of cash from operations and cash from capital transactions; its rights to admit additional partners and to approve the admission of substitute partners; its right to approve or disapprove any matter requiring a Majority Vote of the Company’s partners; its right to approve or disapprove the encumbrance of a partnership interest; its rights to approve the transfer of partnership interests; and its rights to distributions of cash from operations and cash from capital transactions attributable to its position as the General Partner rather than as an owner of Units (the “General Partner’s Rights”).

WHEREAS, the Limited Partners are the owners of 2,854 Units of the Company representing their Capital Accounts, their percentage interests, their rights to distributions and all other rights and limitations attributable to the Limited Partners under the terms of the Company’s Limited Partnership Agreement (the “Limited Partners Units”).

WHEREAS, the General Partner has agreed to transfer to the Purchaser, and the Purchaser has agreed to acquire from the General Partner, all of the General Partner’s Rights and all of the General Partner Units, except a 10% limited partnership interest in the Company, as set forth in the Second Amended and Restated Partnership Agreement of the Company in the form attached hereto as Exhibit A on such terms and subject to the conditions and for the consideration set forth in this Agreement.

WHEREAS, the Limited Partners have agreed to transfer to the Purchaser, and the Purchaser has agreed to acquire from the Limited Partners, all of the Limited Partners’ Units on the terms and subject to the conditions and for the consideration as set forth in this Agreement.

WHEREAS, the Parties agree that the term “Interests” shall collectively refer to General Partner Units, the General Partner Rights and the Limited Partner Units that will be transferred by the Sellers to the Purchaser.

WHEREAS, the parties intend that this transaction will qualify under Section 351 of the Code;

NOW, THEREFORE, in consideration of the premises and the covenants, agreements, representations, warranties and payments hereinafter contained, the parties hereto covenant and agree as follows:

1.           Purchase of Assets.

1.01.           Purchase.  Upon the terms and subject to the conditions hereof, at the Closing (as defined in Section 2.01) each Seller agrees to sell, assign and transfer to the Purchaser and the Purchaser agrees to purchase from each Seller, all of the Interests set forth for such Seller on Exhibit A attached hereto.

1.02.           Price and Payment.  In consideration for the assignment of the Interests by the Sellers to the Purchaser:

(a)           The Sellers who are limited partners of the Company will exchange all of their Units in exchange for an aggregate of 7,443,045 shares of Purchaser Common Stock, which shall be allocated to each such Seller in the amount set forth opposite such Seller’s name on the signature pages attached hereto; and

(b)           The General Partner will transfer to the Purchaser in exchange for all of its General Partner Rights and all of it General Partner Units, except that portion of the General Partner Units representing a 10% limited partnership interest in the Company as set forth in the Second Amended and Restated Limited Partnership Agreement of the Company in exchange for 15,056,955 shares of Purchaser Common Stock.

1.03.           NOL Adjustment.  The current value of Purchaser is based on the assumption that Purchaser has at least $20,000,000 of net operating loss carryforwards for state and Federal income tax purposes which will be available from and after Closing without being subject to limitation or restriction under Section 382(a) of the Code except for limitations caused by transactions that occur after the Closing (the “Unrestricted NOL”).  If (A) as of the “Initial Determination Date” (defined below), the sum of (i) the amount of the remaining Unrestricted NOL carryforwards reported on the Purchaser’s Federal income tax return filed for the tax year ending December 31, 2013 (the “2013 Return”) and (ii) the aggregate amount of Unrestricted NOL utilized by Purchaser to offset otherwise taxable income from and after Closing through the 2013 Return, is less than $20,000,000 or (B) if the amount in (A) above is greater than $20,000,000, but is subsequently determined to be less than $20,000,000 as the result of a final settlement with the Internal Revenue Service or, if challenged by Purchaser, a final adjudication, the date of which shall be referred to as the “Final Determination Date” (the “NOL Test”), then Purchaser shall issue 8,000,000 additional shares of Purchaser Common Stock (the "NOL Shares”), which NOL Shares shall be issued to each Seller in proportion to the amount of shares received pursuant to Section 1.02, to be issued within ten (10) business days of the Initial Determination Date in the case of (A) or the Final Determination Date in the case of (B).  For purposes hereof, the “Initial Determination Date” shall be the date, as soon as reasonably practicable following the filing of 2013 Return but in no event later than ninety (90) days thereafter, on which the BOCO/GDBA director (as defined in the Shareholders Agreement) has completed his review of the analysis under subparagraph (A).  For purposes of the calculations in this section, any limitations under Section 382 of the Code caused by share issuances occurring after the Closing shall be disregarded.

1.04           Each Party shall report, for state and federal income tax purposes, the transactions contemplated by this Agreement as the exchange of property for stock in accordance with Section 351 of the Code.

1.05           Immediately following the Closing, the Company’s Partnership Agreement shall be amended and restated in the form attached as Exhibit A.

2.           Closing.

2.01.           Time of Closing.  Subject to the satisfaction or waiver of the conditions set forth in Sections 8 and 9 hereof, the closing with respect to the Contemplated Transactions (the “Closing”) shall take place by the delivery and exchange of all required closing deliverables by FedEx or another recognized overnight courier and/or by facsimile and/or by the electronic transmission of deliverables in PDF or a comparable format, on the fifth (5th) Business Day following the satisfaction or waiver of the conditions set forth in Sections 8 and 9, or on such other date as the Purchaser, the Company and the Sellers may mutually agree in writing (the “Closing Date”) and shall be deemed effective as of 12:01 a.m. Denver Time on the Closing Date or at such other time as the Purchaser, the Company and the Sellers may mutually agree in writing (the “Effective Time”).

2.02.           For Delivery by the Company and the Sellers.  At the Closing, in addition to the deliverables specified in Section 8, the Company and the Sellers, as applicable, shall deliver or cause to be delivered to the Purchaser:

(a)           evidence reasonably satisfactory to the Purchaser of the transfer and assignment of the Interests to the Purchaser;

(b)           from each Seller who is an entity, certified copies of such resolutions of the partners or other owners of such Seller as are required to be passed to authorize the execution, delivery and implementation of this Agreement and of all Transaction Documents to be delivered by such Seller pursuant thereto; and

(c)           certified copies of such resolutions of the partners of the Company as are required to be passed to authorize the execution, delivery and implementation of this Agreement and of all Transaction Documents to be delivered by the Company pursuant thereto.

2.03.           For Delivery by the Purchaser.  At the Closing, in addition to the deliverables specified in Section 9, the Purchaser shall deliver or cause to be delivered to the Company and the Sellers, as applicable:

(a)           a certificate or certificates for the Shares;

(b)           evidence reasonably satisfactory to the applicable Sellers of the issuance of the Post-Closing Interests to such Sellers; and

(c)           certified copies of such resolutions of the stockholders (if necessary) and directors of the Purchaser as are required to be passed to authorize the execution, delivery and implementation of this Agreement and of all Transaction Documents to be delivered by the Purchaser pursuant thereto.

3.           Representations and Warranties of the Company.

The Company represents and warrants to the Purchaser as follows, with the intent that the Purchaser shall rely thereon in entering into this Agreement and in concluding the Contemplated Transactions.

3.01.           Status of the Company.  The Company is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware and has the power and capacity to carry on the Company’s business as now being conducted by it and to enter into this Agreement and to carry out its terms to the full extent.

3.02.           Authority.  The execution and delivery of this Agreement and the completion of the Contemplated Transactions has been duly and validly authorized by all necessary corporate action on the part of the Company and this Agreement constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms except as may be limited by laws of general application affecting the rights of creditors.

3.03.           Sale Will Not Cause Default.  To the Company’s Knowledge, neither the execution and delivery of this Agreement, nor the completion of the Contemplated Transactions, will violate any of the terms and provisions of any Governing Documents of the Company, or any order, decree, statute, regulation, covenant, or restriction applicable to the Company .

3.04.           Capitalization.  The authorized equity securities of the Company consist of 1393  general partnership interests and 2876 limited partnership interests, all of which are outstanding.  There are no  derivative securities outstanding, and there are no Contracts relating to the issuance, sale or transfer of any equity securities or other securities of the Company.  None of the outstanding equity securities of the Company was issued in violation of the Securities Act, or any other Legal Requirement.

3.05.           Financial Statements.  The Company has delivered to the Purchaser: (a) an audited balance sheet of the Company as at December 31, 2009 (including the notes thereto, the “Company Balance Sheet”), and the related audited statements of income, changes in shareholders’ equity and cash flows for the fiscal year then ended, including in each case the notes thereto, together with the report thereon of Ehrhardt Keefe Steiner & Hottman PC (“EKS&H”), independent certified public accountants; (b) audited balance sheets of the Company as at December 31, 2008, and the related audited statements of income, changes in shareholders’ equity and cash flows for the fiscal year then ended, including in each case the notes thereto together with the report thereon of EKS&H; and (c) an unaudited balance sheet of the Company as at June 30, 2010 (the “Company Interim Balance Sheet”) and the related unaudited statement of income for the six (6) months then ended, including in each case the notes thereto.  Such financial statements fairly present the financial condition and the results of operations, changes in shareholders’ equity and cash flows of the Company as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP.  The financial statements referred to in this Section reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements.  The financial statements have been and will be prepared from and are in accordance with the accounting Records of the Company.

3.06.           Books and Records.  The books of account and other financial Records of the Company, all of which have been made available to the Purchaser, are complete and correct and represent actual, bona fide transactions and have been maintained in accordance with sound business practices and the requirements of Section 13(b)(2) of the Exchange Act (regardless of whether the Company is subject to that Section or not), including the maintenance of an adequate system of internal controls.

3.07.           No Undisclosed Liabilities.  The Company has no Liability except for Liabilities reflected or reserved against in the Company Interim Balance Sheet and ordinary trade payables incurred in the Ordinary Course of Business.

3.08           Taxes.  The Company has filed or caused to be filed on a timely basis all Tax Returns and all reports with respect to Taxes that are or were required to be filed pursuant to applicable Legal Requirements.  All Tax Returns and reports filed by the Company are true, correct and complete.  The Company currently is not the beneficiary of any extension of time within which to file any Tax Return.  No claim has ever been made or is expected to be made by any Governmental Body in a jurisdiction where the Purchaser does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.  The Company has delivered or made available to the Purchaser copies of all Tax Returns filed since December 31, 2008. All Taxes that the Company is or was required by Legal Requirements to withhold, deduct or collect have been duly withheld, deducted and collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

3.09.           Environmental Matters.

(a)           To the Company’s Knowledge, the Company is, and at all times has been, in full compliance with, and has not been and is not in violation of or liable under, any Environmental Law.  The Company has no basis to expect, nor has it or any other Person for whose conduct it is or may be held to be responsible received, any actual or threatened order, notice or other communication from (i) any Governmental Body or private citizen acting in the public interest or (ii) the current or prior owner or operator of any Facilities, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or threatened obligation to undertake or bear the cost of any Environmental, Health and Safety Liabilities with respect to any Facility or other property or asset (whether real, personal or mixed) in which the Company has or had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used or processed by the Company or any other Person for whose conduct it is or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled or received.

(b)           There are no pending or, to the Knowledge of the Company, threatened claims, Encumbrances, or other restrictions of any nature resulting from any Environmental, Health and Safety Liabilities or arising under or pursuant to any Environmental Law with respect to or affecting any Facility or any other property or asset (whether real, personal or mixed) in which the Company has or had an interest.

(c)           The Company has no Knowledge of or any basis to expect, nor has it, or any other Person for whose conduct it is or may be held responsible, received, any citation, directive, inquiry, notice, Order, summons, warning or other communication that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health and Safety Liabilities with respect to any Facility or property or asset (whether real, personal or mixed) in which the Company has or had an interest, or with respect to any property or Facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used or processed by the Company or any other Person for whose conduct it is or may be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled or received.

(d)           Neither the Company nor any other Person for whose conduct it is or may be held responsible has any Environmental, Health and Safety Liabilities with respect to any Facility or, to the Knowledge of the Company, with respect to any other property or asset (whether real, personal or mixed) in which the Company (or any predecessor) has or had an interest or at any property geologically or hydrologically adjoining any Facility or any such other property or asset.

(e)           To the Company’s Knowledge, there are no Hazardous Materials present on or in the Environment at any Facility or at any geologically or hydrologically adjoining property, including any Hazardous Materials contained in barrels, aboveground or underground storage tanks, landfills, land deposits, dumps, equipment (whether movable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the Facility or such adjoining property, or incorporated into any structure therein or thereon.  Neither the Company nor any Person for whose conduct it is or may be held responsible, or to the Knowledge of the Company, any other Person, has permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to any Facility or any other property or assets (whether real, personal or mixed) in which to the Knowledge of the Company the Company has or had an interest except in full compliance with all applicable Environmental Laws.

(f)           To the Company’s Knowledge, there has been no Release or threat of Release, of any Hazardous Materials at or from any Facility or at any other location where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by any Facility, or from any other property or asset (whether real, personal or mixed) in which the Company has or had an interest, or to the Knowledge of the Company any geologically or hydrologically adjoining property, whether by the Company or any other Person.

(g)           The Company has delivered to the Purchaser true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by the Company pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or concerning compliance, by the Company or any other Person for whose conduct it is or may be held responsible, with Environmental Laws.

3.10.           Labor Disputes; Compliance.  The Company has complied in all respects with all Legal Requirements relating to employment practices, terms and conditions of employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining and other requirements under applicable Legal Requirements, the payment of social security and similar Taxes and occupational safety and health.  The Company is not liable for the payment of any Taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

3.11.           Compliance With Legal Requirements; Governmental Authorizations.  (a)  To the Company’s Knowledge, the Company is, and at all times since December 31, 2007, has been, in full compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets; (b) no event has occurred or circumstance exists to the Company’s Knowledge that (with or without notice or lapse of time) (i) may constitute or result in a violation by the Company of, or a failure on the part of the Company to comply with, any Legal Requirement or (ii) may give rise to any obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and (c) except for routine correspondence with Governmental Bodies, the Company has not received, at any time since December 31, 2007 any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (i) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement or (ii) any actual, alleged, possible or potential obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.  The Contemplated Transactions are not, and will not be, subject to any bulk sales laws or other similar Legal Requirements.

3.12           Legal Proceedings; Orders.  There is no pending or, to the Company’s Knowledge, threatened Proceeding: (a) by or against the Company or that otherwise relates to or may affect the business of, or any of the assets owned or used by, the Company; or (b) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions.  To the Knowledge of the Company, no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding.

3.13.           Assets.  The Company owns and possesses and has a good and marketable title to its assets, free and clear of all mortgages, liens, charges, pledges, security interests, Encumbrances or other claims whatsoever, whether secured or unsecured and whether arising by reason of statute or otherwise howsoever, other than Permitted Encumbrances.

3.14.           Litigation.  There is no litigation or administrative or governmental proceeding or inquiry pending, or to the Company’s Knowledge, threatened against or relating to the Company or the Company’s business, nor does the Company have Knowledge of any basis for any such action, proceeding or inquiry.

3.15.           Conformity with Laws.  The Company has not sought and obtained any governmental licenses and permits required for the conduct in the ordinary course of the operations of the Company’s business and the uses to which its assets have been put.

3.16.           No Material Adverse Change.  Since June 30, 2010, there has not been any material adverse change in the business, operations, prospects, assets, results of operations or condition (financial or other) of the Company, and no event has occurred or circumstance exists that may result in such a material adverse change.

3.17           Brokers or Finders.  Neither the Company nor any of its Representatives have incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with the sale of the Interests or in connection with the Contemplated Transactions.

3.18.           Accuracy of Representations.  No certificate furnished by or on behalf of the Company to the Purchaser at the time of Closing in respect of the representations, warranties or covenants of the Company herein will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading and all of the representations and warranties of the Company shall be true as at and as if made at the time of Closing.

4.           Representations and Warranties of the Sellers.

Each Seller, severally and not jointly, represents and warrants to the Purchaser as follows, with the intent that the Purchaser shall rely thereon in entering into this Agreement and in concluding the Contemplated Transactions.

4.01.           Corporate Status.  Each Seller who is an entity is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the power and capacity to carry on such Seller’s business as now being conducted by it and to enter into this Agreement and to carry out its terms to the full extent.

4.02.           Authority.  The execution and delivery of this Agreement and the completion of the Contemplated Transactions has been duly and validly authorized by all necessary corporate action on the part of each Seller who is an entity and this Agreement constitutes a legal, valid and binding obligation of each Seller, enforceable against such Seller in accordance with its terms except as may be limited by laws of general application affecting the rights of creditors.

4.03.           Sale Will Not Cause Default.  To each Seller’s Knowledge, neither the execution and delivery of this Agreement, nor the completion of the Contemplated Transactions, will violate any of the terms and provisions of any Governing Documents of any Seller who is an entity, or any order, decree, statute, regulation, covenant, or restriction applicable to any Seller.

4.04.           Accuracy of Representations.  No certificate furnished by or on behalf of a Seller to the Purchaser at the time of Closing in respect of the representations, warranties or covenants of such Seller herein will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading and all of the representations and warranties of such Seller shall be true as at and as if made at the time of Closing.

4.05.           Representations Relating to Issuance of the Purchaser’s Common Stock.  Each Seller hereby represents and warrants to the Purchaser as follows:

(a)           The Shares to be acquired by such Seller are solely for its own account and for investment and the Seller has no plan, intention, Contract, understanding, agreement or arrangement with any Person to sell, assign, pledge, hypothecate or otherwise transfer to any Person the Shares, or any portion thereof, except, in the case of each Seller who is an entity, to distribute to its equity holders under the provisions of a registration statement with the SEC or pursuant to an exemption from such registration, or in the case of the Seller’s voluntary dissolution or liquidation, which assignment of the Shares shall occur as a matter of law;

(b)           Such Seller is a sophisticated investor who is able to protect his or her own interests and has experience investing in companies such as the Purchaser.  Such Seller has had the opportunity to review this Agreement, the other Transaction Documents and the Purchaser’s SEC filings.  Such Seller has been given the opportunity to ask questions regarding the Purchaser and such questions have been answered to his or her satisfaction.

(c)           Such Seller understands that neither the Shares nor the sale thereof to it has been registered under the Securities Act or under any state securities laws.  The Seller understands that as of the date hereof no registration statement has been filed with the SEC, nor with any other regulatory authority and that, as a result, any benefit which might normally accrue to a holder of the Shares by an impartial review of such a registration statement by the SEC or other regulatory authority will not be forthcoming.  Seller understands that it cannot sell the Shares unless such sale is registered under the Securities Act and applicable state securities laws or exemptions from such registration become available.  In this connection, the Seller understands that the Purchaser has advised the Transfer Agent for the Shares that the Shares are “restricted securities” under the Securities Act and that they may not be transferred by the Seller to any Person without the prior consent of the Purchaser, which consent of the Purchaser will require an opinion of the Seller’s counsel to the effect that, in the event the Shares are not registered under the Securities Act, any transfer as may be proposed by the Seller must be entitled to an exemption from the registration provisions of the Securities Act.  To this end, the Seller acknowledges that a legend to the following effect will be placed upon the certificate(s) representing the Shares and that the Transfer Agent has been advised of such facts:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY BE OFFERED AND SOLD ONLY IF REGISTERED PURSUANT TO THE PROVISIONS OF THE ACT OR IF AN EXEMPTION FROM REGISTRATION THEREUNDER IS AVAILABLE, THE AVAILABILITY OF WHICH MUST BE ESTABLISHED TO THE SATISFACTION OF CAPTERRA FINANCIAL GROUP, INC.

The Seller understands that the foregoing legend on its certificate for the Shares limits their value, including their value as collateral.

4.06.           Brokers or Finders.  Neither such Seller nor any of its Representatives have incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with the sale of the Interests or in connection with the Contemplated Transactions.

5.           Representations and Warranties of the Purchaser.  Except as otherwise specifically set forth on the disclosure schedules delivered by the Purchaser to the Company and the Sellers prior to the execution of this Agreement (the “Disclosure Schedules”), the Purchaser represents and warrants to the Company as follows, with the intent that the Company shall rely thereon in entering into this Agreement and in concluding the Contemplated Transactions.

5.01.           Status of Purchaser.  The Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Colorado and has the power and capacity to enter into this Agreement and the other applicable Transaction Documents and to carry out its and their terms.  The Purchaser is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.

5.02.           Authority.  The execution and delivery of this Agreement and the other applicable Transaction Documents and the completion of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Purchaser and this Agreement and the other applicable Transaction Documents constitute legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with its and their respective terms except as limited by laws of general application affecting the rights of creditors.

5.03.           Sale Will Not Cause Default.  To the Purchaser’s Knowledge, neither the execution and delivery of this Agreement or the other applicable Transaction Documents, nor the completion of the Contemplated Transactions, will:

(a)           violate any of the terms and provisions of the Governing Documents of the Purchaser, or any order, decree, statute, bylaw, regulation, covenant, or restriction applicable to the Purchaser; or

(b)           Breach any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Contract.

5.04.           Capitalization.  The authorized equity securities of the Purchaser consist of Two Hundred Million (200,000,000) shares of common stock, par value $0.001 per share, of which 25,197,921 shares are issued and outstanding.  In addition, the Purchaser has granted stock options to issue a total of 1,052,079 shares of common stock, all of which are outstanding.  All shares and derivative securities are shown after giving effect to a one-for-two reverse split of the Purchaser’s common stock.  Except for the potential issuance of the NOL Shares described in Section 1.03 and an obligation to grant a warrant to purchase 1,645,000 shares of common stock, there are no Contracts relating to the issuance, sale or transfer of any equity securities or other securities of the Purchaser.  None of the outstanding equity securities of the Purchaser was issued in violation of the Securities Act, or any other Legal Requirement.  At the Closing (a) the Purchaser shall have cash of least $5,000,000, (b) the Sellers shall have received from the Purchaser evidence satisfactory to the Sellers that the Purchaser shall have potential NOLs of at least $20,000,000 as of December 31, 2013, and (c) the Purchaser shall have no Liabilities except as listed on Schedule 9.07.

5.05.           Financial Statements.  The Purchaser has delivered to the Company: (a) an audited balance sheet of the Purchaser as at December 31, 2009 (including the notes thereto, the “Balance Sheet”), and the related audited statements of income, changes in shareholders’ equity and cash flows for the fiscal year then ended, including in each case the notes thereto, together with the report thereon of EKS&H; (b) audited balance sheet of the Purchaser as at December 31, 2008, and the related audited statements of income, changes in shareholders’ equity and cash flows for the fiscal year then ended, including the notes thereto together with the report thereon of EKS&H; and (c) an unaudited balance sheet of the Purchaser as at June 30, 2010 (the “Interim Balance Sheet”) and the related unaudited statement of income, changes in shareholders’ equity, and cash flows for the six (6) months then ended, including in each case the notes thereto.  Such financial statements fairly present the financial condition and the results of operations, changes in shareholders’ equity and cash flows of the Purchaser as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP.  The financial statements referred to in this Section reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements.  The financial statements have been and will be prepared from and are in accordance with the accounting Records of the Purchaser.  The Purchaser has made available to the Company and Sellers copies of all letters from the Purchaser’s auditors to the Purchaser’s board of directors or the audit committee thereof during the thirty-six (36) months preceding the execution of this Agreement, together with copies of all responses thereto.

5.06.           Books and Records.  The books of account and other financial Records of the Purchaser, all of which have been made available to the Company and Sellers, are complete and correct and represent actual, bona fide transactions and have been maintained in accordance with sound business practices and the requirements of Section 13(b)(2) of the Exchange Act (regardless of whether the Purchaser is subject to that Section or not), including the maintenance of an adequate system of internal controls.  The minute books of the Purchaser, all of which have been made available to the Company and Sellers, contain accurate and complete Records of all meetings held of, and corporate action taken by, the shareholders, the board of directors and committees of the board of directors of the Purchaser, and no meeting of any such shareholders, board of directors or committee has been held for which minutes have not been prepared or are not contained in such minute books.

5.07.           No Undisclosed Liabilities.  The Purchaser has no Liability except for Liabilities reflected or reserved against in the Interim Balance Sheet.

5.08.           Taxes.

(a)           Tax Returns Filed and Taxes Paid.  The Purchaser has filed or caused to be filed on a timely basis all Tax Returns and all reports with respect to Taxes that are or were required to be filed pursuant to applicable Legal Requirements.  All Tax Returns and reports filed by the Purchaser are true, correct and complete.  The Purchaser has paid, or made provision for the payment of, all Taxes that have or may have become due for all periods covered by the Tax Returns or otherwise, or pursuant to any assessment received by the Purchaser, except such Taxes, if any, as are listed on Schedule 5.08(a) and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Balance Sheet and the Interim Balance Sheet.  The Purchaser currently is not the beneficiary of any extension of time within which to file any Tax Return.  No claim has ever been made or is expected to be made by any Governmental Body in a jurisdiction where the Purchaser does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(b)           Delivery of Tax Returns and Information Regarding Audits and Potential Audits.  The Purchaser has delivered or made available to the Company and Sellers copies of all Tax Returns filed since December 31, 2008.  The federal and state income or franchise Tax Returns of the Purchaser have been audited by the IRS or relevant state tax authorities or are closed by the applicable statute of limitations for all taxable years through December 31, 2008.  Schedule 5.08(b) contains a complete and accurate list of all Tax Returns of the Purchaser that have been audited or are currently under audit and accurately describe any deficiencies or other amounts that were paid or are currently being contested.  To the Knowledge of the Purchaser, no undisclosed deficiencies are expected to be asserted with respect to any such audit.  All deficiencies proposed as a result of such audits have been paid, reserved against, settled or are being contested in good faith by appropriate proceedings as described on Schedule 5.08(b).  The Purchaser has delivered, or made available to the Company and Sellers, copies of any examination reports, statements or deficiencies or similar items with respect to such audits.  The Purchaser has no Knowledge that any Governmental Body is likely to assess any additional taxes for any period for which Tax Returns have been filed.  There is no dispute or claim concerning any Taxes of the Purchaser either (i) claimed or raised by any Governmental Body in writing or (ii) as to which the Purchaser has Knowledge.  Schedule 5.08(b) contains a list of all Tax Returns for which the applicable statute of limitations has not run.  The Purchaser has not given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of the Purchaser or for which the Purchaser may be liable.

(c)           Proper Accrual.  The charges, accruals and reserves with respect to Taxes on the Records of the Purchaser are adequate (determined in accordance with GAAP) and are at least equal to the Purchaser’s Liability for Taxes.  There exists no proposed tax assessment or deficiency against the Purchaser.

(d)           Specific Potential Tax Liabilities and Tax Situations.

(i)           Withholding.  All Taxes that the Purchaser is or was required by Legal Requirements to withhold, deduct or collect have been duly withheld, deducted and collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

(ii)           Tax Sharing or Similar Agreements.  There is no tax sharing agreement, tax allocation agreement, tax indemnity obligation or similar written or unwritten agreement, arrangement, understanding or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other arrangement relating to Taxes) that will require any payment by the Purchaser.

(iii)           Consolidated Group.  The Purchaser (A) has not been a member of an affiliated group within the meaning of Code Section 1504(a) (or any similar group defined under a similar provision of state, local or foreign Legal Requirement) and (B) has no Liability for Taxes of any Person (other than the Purchaser and its Subsidiaries) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor by Contract or otherwise.

(iv)           Substantial Understatement Penalty.  The Purchaser has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662.

5.09.           Environmental Matters.

(a)           To Purchaser’s Knowledge, the Purchaser is, and at all times has been, in full compliance with, and has not been and is not in violation of or liable under, any

Environmental Law.  The Purchaser has no basis to expect, nor has it or any other Person for whose conduct it is or may be held to be responsible received, any actual or threatened order, notice or other communication from (i) any Governmental Body or private citizen acting in the public interest or (ii) the current or prior owner or operator of any Facilities, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or threatened obligation to undertake or bear the cost of any Environmental, Health and Safety Liabilities with respect to any Facility or other property or asset (whether real, personal or mixed) in which the Purchaser has or had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used or processed by the Purchaser or any other Person for whose conduct it is or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled or received.

(b)           There are no pending or, to the Knowledge of the Purchaser, threatened claims, Encumbrances, or other restrictions of any nature resulting from any Environmental, Health and Safety Liabilities or arising under or pursuant to any Environmental Law with respect to or affecting any Facility or any other property or asset (whether real, personal or mixed) in which the Purchaser has or had an interest.

(c)           The Purchaser has no Knowledge of or any basis to expect, nor has it, or any other Person for whose conduct it is or may be held responsible, received, any citation, directive, inquiry, notice, Order, summons, warning or other communication that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health and Safety Liabilities with respect to any Facility or property or asset (whether real, personal or mixed) in which the Purchaser has or had an interest, or with respect to any property or Facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used or processed by the Purchaser or any other Person for whose conduct it is or may be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled or received.

(d)           Neither the Purchaser nor any other Person for whose conduct it is or may be held responsible has any Environmental, Health and Safety Liabilities with respect to any Facility or, to the Knowledge of the Purchaser, with respect to any other property or asset (whether real, personal or mixed) in which the Purchaser (or any predecessor) has or had an interest or at any property geologically or hydrologically adjoining any Facility or any such other property or asset.

(e)           To Purchaser’s Knowledge, there are no Hazardous Materials present on or in the Environment at any Facility or at any geologically or hydrologically adjoining property, including any Hazardous Materials contained in barrels, aboveground or underground storage tanks, landfills, land deposits, dumps, equipment (whether movable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the Facility or such adjoining property, or incorporated into any structure therein or thereon.  Neither the Purchaser nor any Person for whose conduct it is or may be held responsible, or to the Knowledge of the Purchaser, any other Person, has permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to any Facility or any other property or assets (whether real, personal or mixed) in which to the Knowledge of the Purchaser the Purchaser has or had an interest except in full compliance with all applicable Environmental Laws.

(f)           To Purchaser’s Knowledge, there has been no Release or threat of Release, of any Hazardous Materials at or from any Facility or at any other location where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by any Facility, or from any other property or asset (whether real, personal or mixed) in which the Purchaser has or had an interest, or to the Knowledge of the Purchaser any geologically or hydrologically adjoining property, whether by the Purchaser or any other Person.

(g)           The Purchaser has delivered to the Company and Sellers true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by the Purchaser pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or concerning compliance, by the Purchaser or any other Person for whose conduct it is or may be held responsible, with Environmental Laws.

5.10.           Labor Disputes; Compliance.  The Purchaser has complied in all respects with all Legal Requirements relating to employment practices, terms and conditions of employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining and other requirements under applicable Legal Requirements, the payment of social security and similar Taxes and occupational safety and health.  The Purchaser is not liable for the payment of any Taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

5.11.           SEC Documents.  The Purchaser has made available to the Company and Sellers complete and accurate copies of the Purchaser’s Annual Report on Form 10-K for the year ended December 31, 2009, the Purchaser’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, and the Purchaser’s Current Reports on Form 8-K filed from time to time since December 31, 2009, if any, and the Purchaser’s definitive information statement filed on August 10, 2010, all filed with the SEC under the Exchange Act (collectively, the “Purchaser’s SEC Filings”).  As of their respective filing dates, the Purchaser’s SEC Filings, to Purchaser’s Knowledge, complied in all material respects with the requirements of the Exchange Act and, as of their respective filing dates, to Purchaser’s Knowledge, the Purchaser’s SEC Filings did not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading.  The Purchaser has timely filed all SEC reports required to be filed by the Purchaser since December 31, 2008, including the Purchaser’s SEC Filings.

5.12.           Shares and Post-Closing Interests.  The Shares to be issued pursuant to the Contemplated Transactions will, when issued and delivered to the Sellers, be duly authorized,

validly issued, fully paid and nonassessable.  The NOL Shares to be issued after the Closing pursuant to the provisions of this Agreement will, when issued and delivered to the Sellers, be duly authorized, validly issued, fully paid and nonassessable, as applicable.

5.13.           Compliance With Legal Requirements; Governmental Authorizations.  (a)  To the Purchaser’s Knowledge, the Purchaser is, and at all times since December 31, 2007, has been, in full compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets; (b) no event has occurred or circumstance exists to the Purchaser’s Knowledge that (with or without notice or lapse of time) (i) may constitute or result in a violation by the Purchaser of, or a failure on the part of the Purchaser to comply with, any Legal Requirement or (ii) may give rise to any obligation on the part of the Purchaser to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and (c) except for routine correspondence with Governmental Bodies, the Purchaser has not received, at any time since December 31, 2007 any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (i) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement or (ii) any actual, alleged, possible or potential obligation on the part of the Purchaser to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.  The Contemplated Transactions are not, and will not be, subject to any bulk sales laws or other similar Legal Requirements.

5.14           Legal Proceedings; Orders.  There is no pending or, to the Purchaser’s Knowledge, threatened Proceeding: (a) by or against the Purchaser or that otherwise relates to or may affect the business of, or any of the assets owned or used by, the Purchaser; or (b) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions.  To the Knowledge of the Purchaser, no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding.

5.15.           No Material Adverse Change.  Since June 30, 2010, there has not been any material adverse change in the business, operations, prospects, assets, results of operations or condition (financial or other) of the Purchaser, and no event has occurred or circumstance exists that may result in such a material adverse change.

5.16.           Brokers or Finders.  Neither the Purchaser nor any of its Representatives have incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with the sale of the Shares or in connection with the Contemplated Transactions.

5.17.           Accuracy of Representations.  No certificate furnished by or on behalf of the Purchaser to the Company and/or any Seller at the time of Closing in respect of the representations, warranties or covenants of the Purchaser herein will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading and all of the representations and warranties of the Purchaser shall be true as at and as if made at the time of Closing.

6.           Covenants of the Parties.

6.01.           Conduct of the Business.  Until the time of Closing, the Company shall conduct the Company’s business only in the Ordinary Course of Business and will use its Reasonable Efforts to maintain and preserve its business and assets intact and to preserve for the Purchaser its relationship with its lessors, suppliers, customers and others having business relations with it.  Until the time of Closing, the Purchaser shall conduct the Purchaser’s business only in the Ordinary Course of Business except for actions expressly contemplated by this Agreement.

6.02.           Access by the Parties.  Each of the Company and the Purchaser will give to the other party and such other party’s counsel, accountants and other Representatives full access, during normal business hours throughout the period prior to the time of Closing, to all of the properties, books, Contracts, commitments and Records of such party relating to all aspects of such party’s business, and will furnish to the other party during such period all such information as the first party may reasonably request.

6.03.           Indemnification Agreements.  The Purchaser and each of the Major Shareholders shall, simultaneously with the Closing, execute Indemnification Agreements (the “Indemnification Agreements”), substantially in the form of Exhibits B, C and D hereto, effective as of the Effective Time.

6.04.           Shareholders Agreement.  The Purchaser and each of the Major Shareholders shall, simultaneously with the Closing, execute a Shareholders Agreement (the “Shareholders Agreement”), substantially in the form of Exhibit D hereto, effective as of the Effective Time.

6.05.           Required Approvals.  As promptly as practicable after the date of this Agreement, each party shall make all filings required by Legal Requirements to be made by it in order to consummate the Contemplated Transactions.  Each party also shall cooperate with the other party and its Representatives with respect to all filings that such party elects to make or, pursuant to Legal Requirements, shall be required to make in connection with the Contemplated Transactions.  Each party also shall cooperate with the other party and its Representatives in obtaining all Material Consents.

6.06.           Notification.  Between the date of this Agreement and the Closing, the Company and the Purchaser shall promptly notify the other party in writing if any of them becomes aware of (a) any fact or condition that causes or constitutes a Breach of any of such party’s representations and warranties made as of the date of this Agreement or (b) the occurrence after the date of this Agreement of any fact or condition that would or be reasonably likely to (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had that representation or warranty been made as of the time of the occurrence of, or such party’s discovery of, such fact or condition.  Should any such fact or condition require any change to the Disclosure Schedules, the party shall promptly deliver to the other party a supplement to the Disclosure Schedules specifying such change.  Such delivery shall not affect any rights of a party under Section 10.02.  During the same period, each party also shall promptly notify the other party of the occurrence of any Breach of any covenant of such first party in this Section 6 or of the occurrence of any event that may make the satisfaction of the conditions in Section 8 or Section 9, as applicable, impossible or unlikely.

6.07.           No Negotiation.  Until such time as this Agreement shall be terminated pursuant to Section 10.01, neither the Purchaser nor any of its Representatives shall directly or indirectly solicit, initiate, encourage or entertain any inquiries or proposals from, discuss or negotiate with, provide any nonpublic information to or consider the merits of any inquiries or proposals from any Person (other than the Company and the Sellers) relating to any business combination transaction involving the Purchaser, including the sale of the Purchaser’s equity securities, the merger or consolidation of the Purchaser or the sale of the Purchaser’s business or any of the Purchaser’s assets (other than in the Ordinary Course of Business).  The Purchaser shall notify the Company of any such inquiry or proposal within twenty-four (24) hours of receipt or awareness of the same by the Purchaser or any of its Representatives.

6.08.           Reasonable Efforts.  Each party shall use their Reasonable Efforts to cause such party’s applicable conditions in Section 8 and Section 9 to be satisfied.

7.           Survival of Representations, Warranties and Covenants.

7.01.           The Company’s and the Seller’s Representations, Warranties and Covenants.  All statements contained in any certificate or other instrument delivered by or on behalf of the Company or the Sellers pursuant hereto or in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by the Company and the Sellers, as applicable.  All representations, warranties, covenants and agreements made by the Company and the Sellers in this Agreement or pursuant hereto shall expire at the time of Closing.

7.02.           The Purchaser’s Representations, Warranties and Covenants.  All statements contained in any certificate or other instrument delivered by or on behalf of the Purchaser pursuant hereto or in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by the Purchaser.  All representations, warranties, covenants and agreements made by the Purchaser in this Agreement or pursuant hereto shall, unless otherwise expressly stated, expire at the time of Closing.

8.           Conditions Precedent to the Obligations of the Purchaser.  All obligations of the Purchaser under this Agreement are subject to the fulfillment at or prior to the time of Closing of the conditions hereinafter enumerated, compliance with which, or the occurrence of which, may be waived in writing by the Purchaser in its sole discretion.

8.01.           Seller’s Representations and Warranties.  The Company’s and each Seller’s representations and warranties contained in this Agreement and in any certificate or document delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby shall be true at and as at the time of Closing as if such representations and warranties were made at and as of such time.

8.02.           Seller’s Covenants.  The Company and each Seller shall have performed and complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the time of Closing.

8.03.           Shareholders Agreement.  Each party to the Shareholders Agreement other than Purchaser shall have executed and delivered to the Purchaser the Stockholders Agreement.

8.04.           Interests.  Each Seller shall have delivered to the Purchaser evidence reasonably satisfactory to the Purchaser of the transfer of the Interests to the Purchaser, along with appropriate written powers or other instructions authorizing the transfer by the Company of the Interests to the Purchaser.

8.05.           No Material Adverse Change.  Since June 30, 2010, there shall not have been any adverse changes in the business, operations, financial position, properties or other assets of the Company’s business which would have, individually or in the aggregate, a material adverse effect.

8.06.           Legality; Governmental Authorization.  The consummation of the Contemplated Transactions shall not be enjoined or prohibited by any applicable Legal Requirement.

8.07.           Litigation.  No action, suit or proceeding shall be pending before any court or quasi judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (a) prevent consummation of any of the Contemplated Transactions, (b) cause any of the Contemplated Transactions to be rescinded following consummation or (c) materially adversely affect the rights of the parties contemplated herein (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect).

8.08.           Due Diligence.  The Purchaser shall be reasonably satisfied with the results of its due diligence review of the Company.

8.09.           Other Documents.  The Company and each Seller shall have delivered to the Purchaser all other documents reasonably requested by the Purchaser and contemplated by this Agreement or required to be delivered by the Company and the Sellers to the Purchaser pursuant to this Agreement and not previously delivered.

9.           Conditions Precedent to the Obligations of the Company and the Sellers.  All obligations of the Company and the Sellers under this Agreement are subject to the fulfillment, prior to the time of Closing, of the conditions hereinafter enumerated, compliance with which, or the occurrence of which, may be waived in writing by the Company and each Seller in its sole discretion.

9.01.           Purchaser’s Representations and Warranties.  The Purchaser’s representations and warranties contained in this Agreement for the benefit of the Company and in any certificate or document delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby shall be true at an as at the time of Closing as if such representations and warranties were made at and as of such time.

9.02.           Purchaser’s Covenants.  The Purchaser shall have performed and complied with all covenants, agreement and conditions required by this Agreement to be performed or complied with by it at or prior to the time of Closing.

9.03.           Indemnification Agreement.  Each of the Major Shareholders shall have executed and delivered to the Company the Indemnification Agreements.

9.04.           Shareholders Agreement.  The Major Shareholders shall have executed and delivered to the Company the Shareholders Agreement.

9.05.           Employment Agreements.  Each of Mr. Creamer and Ms. Troska shall have executed and delivered to the Company the Employment Agreements, substantially in the form of Exhibit E hereto (the “Employment Agreements”).

9.06.           Stock Certificates.  The Purchaser shall have delivered to the Sellers stock certificates evidencing the Shares issued in the names and denominations as set forth on Exhibit A.

9.07.           Purchaser’s Financial Thresholds.  At the Closing (a) the Purchaser shall have cash of least $5,000,000, (b) the Sellers shall have received from the Purchaser evidence satisfactory to the Sellers that the Purchaser shall have potential NOLs of at least $20,000,000 as of December 31, 2013, and (c) the Purchaser shall have no Liabilities except as listed on Schedule 9.07.

9.08.           No Material Adverse Change.  Since June 30, 2010, there shall not have been adverse changes in the business, operations, financial position, properties or other assets of the Purchaser’s business which would have, individually or in the aggregate, a material adverse effect.

9.09.           Tax Effect.  The consummation of the Contemplated Transactions shall qualify under Section 351 of the Code.

9.10.           Legality; Governmental Authorization.  The consummation of the Contemplated Transactions shall not be enjoined or prohibited by any applicable Legal Requirement.

9.11.           Litigation.  No action, suit or proceeding shall be pending before any court or quasi judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (a) prevent consummation of any of the Contemplated Transactions, (b) cause any of the Contemplated Transactions to be rescinded following consummation or (c) materially adversely affect the rights of the parties contemplated herein (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect).

9.12.           Consents.  Each of the Material Consents identified in Schedule 9.13 shall have been obtained and shall be in full force and effect.

9.13.           Due Diligence.  The Company shall be reasonably satisfied with the results of its due diligence review of the Purchaser.

9.14.           Other Documents.  The Purchaser shall have delivered to the Company and the Sellers all other documents reasonably requested by the Company and the Sellers and contemplated by this Agreement or required to be delivered by the Purchaser to the Company and the Sellers pursuant to this Agreement and not previously delivered.

10.           Termination.

10.01.           Termination Events.  By notice given prior to or at the Closing, subject to Section 10.02, this Agreement may be terminated as follows:

(a)            by the Purchaser if a material Breach of any provision of this Agreement has been committed by the Company and such Breach has not been waived by the Purchaser;

(b)            by the Company if a material Breach of any provision of this Agreement has been committed by the Purchaser and such Breach has not been waived by the Company;

(c)            by the Purchaser if any condition in Section 8 has not been satisfied as of the date specified for Closing or if satisfaction of such a condition by such date is or becomes impossible (other than through the failure of the Purchaser to comply with its obligations under this Agreement), and the Purchaser has not waived such condition on or before such date;

(d)            by the Company if any condition in Section 9 has not been satisfied as of the date specified for Closing or if satisfaction of such a condition by such date is or becomes impossible (other than through the failure of the Company to comply with their obligations under this Agreement), and the Company has not waived such condition on or before such date;

(e)            by mutual consent of the Purchaser and the Company;

(f)            by the Purchaser if the Closing has not occurred on or before September 29, 2010, or such later date as the parties may agree upon, unless the Purchaser is in material Breach of this Agreement; or

(g)            by the Company if the Closing has not occurred on or before September 29, 2010, or such later date as the parties may agree upon, unless the Company is in material Breach of this Agreement.

10.02.           Effect of Termination.  Each party’s right of termination under Section 10.01 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such right of termination will not be an election of remedies.  If this Agreement is terminated pursuant to Section 10.01, all obligations of the parties under this Agreement will terminate, except that the obligations of the parties in this Section 10.02 and Section 11 will survive; provided, however, that, if this Agreement is terminated because of a Breach of this Agreement by the non-terminating party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.

11.           General Provisions.

11.01.           Further Assurances.  The parties hereto shall execute such further and other documents and do such further and other things as may be necessary to carry out and give effect to the intent of this Agreement.

11.02.           Notices.  All notices, Consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as a party may designate by notice to the other parties pursuant to the terms hereof):

Sellers: with a copy to: Purchaser: with a copy to:
To the address or other information set forth for such Seller on Exhibit A

Kutak Rock LLP
The Omaha Building
1650 Farnam Street
Omaha, Nebraska  68102
Attention: James C. Creigh, Esq.
Fax no.: (402) 346-1148
E-mail: James.Creigh@KutakRock.com

Capterra Financial Group, Inc.
1440 Blake Street, Suite 310
Denver, Colorado 80202
Attention: James W. Creamer, III, President
Fax no.: (303) 220-3021
E-mail: jcreamer@capterrafinancialgroup.com

David Wagner & Associates, P.C.
8400 East Prentice Ave., Penthouse Suite
Greenwood Village, Colorado 80111
Attention: David Wagner, Esq.
Fax no.: (303) 794-3393
E-mail: dwaa2000@yahoo.com

11.03.           Entire Agreement.  This Agreement, together with its Exhibits and the Disclosure Schedules, constitutes the entire Agreement between the parties and there are no representations or warranties, express or implied, statutory or otherwise and no agreements collateral hereto other than as expressly set forth or referred to herein.

11.04.           Time of the Essence.  Time shall be of the essence of this Agreement.

11.05.           Applicable Law.  This Agreement shall be governed by and interpreted in accordance with the laws of the State of Colorado.

11.06.           Arbitration.  Any dispute or claim arising under or with respect to this Agreement will be resolved by arbitration in Denver, Colorado, conducted in accordance with the Rules for Commercial Arbitration of the American Arbitration Association (“AAA”) before a panel of three (3) arbitrators, one appointed by the Trustees (as defined in the Shareholder’s Agreement), one appointed by the Major Shareholders, and the third selected by the AAA.  The decision or award of the arbitrators will be final and binding upon the parties.

11.06.           Successors and Assigns.  Neither the Company nor the Sellers, on the one hand, or the Purchaser, on the other hand, may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other party.  Subject to the preceding sentence, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

11.07.           Captions.  The captions appearing in this Agreement are inserted for convenience of reference only and shall not affect the interpretation of this Agreement.

11.08.           Enforcement Costs.  If the Company, on the one hand, and the Purchaser, on the other hand, Breaches this Agreement or any of the Transaction Documents, then the non-Breaching party shall be entitled to recover all of its enforcement costs, including reasonable attorneys’ fees and expenses of the Company or the Purchaser.

11.09.           Expenses.  Except as otherwise provided in this Agreement, each party to this Agreement will bear its respective fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement, the Transaction Documents and the Contemplated Transactions, including all fees and expense of its Representatives.  If this Agreement is terminated, the obligation of each party to pay its own fees and expenses will be subject to any rights of such party arising from a Breach of this Agreement by another party.

11.10.           Counterparts; Facsimile or Electronic Execution. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.  For purposes of this Agreement, a document (or signature page thereto) signed and transmitted by facsimile machine, telecopier or electronic transmission is to be treated as an original document.  The signature of any party thereon, for purposes hereof, is to be considered as an original signature, and the document transmitted is to be considered to have the same binding effect as an original signature on an original document.  At the request of any party, a facsimile, telecopy or electronically transmitted document is to be re-executed in original form by the parties who executed the facsimile, telecopy or electronically transmitted document.  No party may raise the use of a facsimile machine, telecopier machine or electronic transmission as a defense to the enforcement of the Agreement or any amendment or other document executed in compliance with this Section.

12.           Definitions and Usage.

12.01.           Definitions.  In addition to the terms defined elsewhere in this Agreement, the following terms and variations thereof have the meanings specified or referred to in this Section 12.01:

“Breach” means any breach of, or any inaccuracy in, any representation or warranty or any breach of, or failure to perform or comply with, any covenant or obligation, in or of this Agreement or any other Contract, or any event which with the passing of time or the giving of notice, or both, would constitute such a breach, inaccuracy or failure.

“Business Day” means any day other than (a) Saturday or Sunday or (b) any other day on which banks in Colorado are permitted or required to be closed.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the Purchaser’s Common Stock, par value $0.001 per share.

“Consent” means any approval, consent, ratification, waiver or other authorization.

“Contemplated Transactions” means all of the transactions contemplated by this Agreement.

“Contract” means any agreement, contract, lease, consensual obligation, promise or undertaking (whether written or oral and whether express or implied), whether or not legally binding.

“Encumbrance” means any charge, claim, community or other marital property interest, condition, equitable interest, lien, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.

“Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters and ocean waters), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.

“Environmental, Health and Safety Liabilities” means any cost, damages, expense, Liability, obligation or other responsibility arising from or under any Environmental Law or Occupational Safety and Health Law, including those consisting of or relating to: (a) any environmental, health or safety matter or condition (including on-site or off-site contamination, occupational safety and health and regulation of any chemical substance or product); (b) any fine, penalty, judgment, award, settlement, legal or administrative proceeding, damages, loss, claim, demand or response, remedial or inspection cost or expense arising under any Environmental Law or Occupational Safety and Health Law; (c) financial responsibility under any Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any cleanup, removal, containment or other remediation or response actions (“Cleanup”) required by any Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or (d) any other compliance, corrective or remedial measure required under any Environmental Law or Occupational Safety and Health Law.  The terms “removal,” “remedial” and “response action” include the types of activities covered by the United States Comprehensive Environmental Response, Compensation and Liability Act of 1980 (CERCLA).

“Environmental Law” means any Legal Requirement that requires or relates to: (a) advising appropriate authorities, employees or the public of intended or actual Releases of pollutants or hazardous substances or materials, violations of discharge limits or other prohibitions and the commencement of activities, such as resource extraction or construction, that could have significant impact on the Environment; (b) preventing or reducing to acceptable levels the Release of pollutants or hazardous substances or materials into the Environment; (c) reducing the quantities, preventing the Release or minimizing the hazardous characteristics of wastes that are generated; (d) assuring that products are designed, formulated, packaged and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of; (e) protecting resources, species or ecological amenities; (f) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil or other potentially harmful substances; (g) cleaning up pollutants that have been Released, preventing the Threat of Release or paying the costs of such clean up or prevention; or (h) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Facilities” means any real property, leasehold or other interest in real property currently owned or operated by the Purchaser.  Notwithstanding the foregoing, for purposes of the definitions of “Hazardous Activity” and “Remedial Action” and Section 3.08 and Section 5.09, “Facilities” shall mean any real property, leasehold or other interest in real property currently or formerly owned or operated by the Company and the Purchaser, respectively.

“GAAP” means generally accepted accounting principles for financial reporting in the United States, applied on a basis consistent with (a) the basis on which the Balance Sheet and the other financial statements referred to in Section 5.05 were prepared and (b) the basis on which the Company Balance Sheet and the other financial statements referred to in Section 3.05 were prepared.

“Governing Documents” means with respect to any particular entity, (a) if a corporation, the articles or certificate of incorporation and the bylaws; (b) if a general partnership, the partnership agreement and any statement of partnership; (c) if a limited partnership,  the limited partnership agreement and the certificate of limited partnership; (d) if a limited liability company, the articles of organization and operating agreement; (e) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Person; (f) all equityholders’ agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of any Person or relating to the rights, duties and obligations of the equityholders of any Person; and (g) any amendment or supplement to any of the foregoing.

“Governmental Authorization” means any Consent, license, registration or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body” means any: (a) nation, state, county, city, town, borough, village, district or other jurisdiction; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers); (d) multinational organization or body; (e) body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; or (f) official of any of the foregoing.

“Hazardous Activity” means the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment or use (including any withdrawal or other use of groundwater) of Hazardous Material in, on, under, about or from any of the Facilities or any part thereof into the Environment and any other act, business, operation or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm, to persons or property on or off the Facilities.

“Hazardous Material” means any substance, material or waste which is or will foreseeably be regulated by any Governmental Body, including any material, substance or waste which is defined as a “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “contaminant,” “toxic waste” or “toxic substance” under any provision of Environmental Law, and including petroleum, petroleum products, asbestos, presumed asbestos-containing material or asbestos-containing material, urea formaldehyde and polychlorinated biphenyls.

“IRS” means the United States Internal Revenue Service and, to the extent relevant, the United States Department of the Treasury.

“Knowledge” means an individual will be deemed to have Knowledge of a particular fact or other matter if that individual is actually aware of that fact or matter.  The Purchaser will be deemed to have Knowledge of a particular fact or other matter if James Creamer or Joni Troska are actually aware of that fact or matter after inquiry of the Purchaser’s Representatives.  The Company or Seller will be deemed to have Knowledge of a particular fact or other matter if Greg Venn, Peter Kloepfer or Bob Gross are actually aware of that fact or matter after inquiry of the Company’s Representatives.

“Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational or other constitution, law, ordinance, principle of common law, code, regulation, statute or treaty.

“Liability” means with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

“Major Shareholders” means BOCO Investments LLC and GDBA Investments LLC.

“Material Consents” means the Consents listed on Schedule 9.14.

“Occupational Safety and Health Law” means any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, including the Occupational Safety and Health Act, and any program, whether governmental or private (such as those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

“Order” means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Body or arbitrator.

“Ordinary Course of Business” means an action taken by a Person will be deemed to have been taken in the Ordinary Course of Business only if that action:

(a)           is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person;

(b)           does not require authorization by the board of directors or shareholders of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature; and

(c)           is similar in nature, scope and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal, day-to-day operations of other Persons that are in the same line of business as such Person.

“Permitted Encumbrances” means (a) liens for Taxes and other governmental charges and assessments which are not yet due and payable or which are being contested in good faith through appropriate proceedings, (b) liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other like liens arising in the Ordinary Course of Business for sums not yet due and payable or which are being contested in good faith through appropriate proceedings, (c) any customary utility company rights, easements and franchises, and (d) other liens which secure the performance of obligations under contracts and agreements included in the assets of such Person but secure no other obligations.

“Person” means an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity or a Governmental Body.

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Reasonable Efforts” means the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to achieve that result as expeditiously as possible, provided, however, that a Person required to use Reasonable Efforts under this Agreement will not be thereby required to take actions that would result in a material adverse change in the benefits to such Person of this Agreement and the Contemplated Transactions or to dispose of or make any change to its business, expend any material funds or incur any other material burden.

“Record” means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

“Release” means any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching or migration on or into the Environment or into or out of any property.

“Remedial Action” means all actions, including any capital expenditures, required or voluntarily undertaken (a) to clean up, remove, treat or in any other way address any Hazardous Material or other substance; (b) to prevent the Release or Threat of Release or to minimize the further Release of any Hazardous Material or other substance so it does not migrate or endanger or threaten to endanger public health or welfare or the Environment; (c) to perform pre-remedial studies and investigations or post-remedial monitoring and care; or (d) to bring all Facilities and the operations conducted thereon into compliance with Environmental Laws and environmental Governmental Authorizations.

“Representative” means with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of that Person.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” means with respect to any Person (the “Owner”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred), are held by the Owner or one or more of its Subsidiaries.

“Tax” means any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative, add-on minimum and other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever and any interest, penalty, addition or additional amount thereon imposed, assessed or collected by or under the authority of any Governmental Body or payable under any tax-sharing agreement or any other Contract.

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Third Party” means a Person that is not a party to this Agreement.

“Threat of Release” means a reasonable likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

“Transaction Documents” means this Agreement, the Indemnification Agreement, the Employment Agreements, the Shareholders Agreement and the certificates evidencing the Shares (as defined in Section 1.02(b)) and any other documents or certificates delivered pursuant to the terms of this Agreement.

12.02.  Usage.

(a)           Interpretation.  In this Agreement, unless a clear contrary intention appears:

(i)           the singular number includes the plural number and vice versa;

(ii)           reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(iii)           reference to any gender includes each other gender;

(iv)           reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

(v)           “hereunder,” “hereof,” “hereto,”  and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Section or other provision hereof;

(vi)           “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;

(vii)           “or” is used in the inclusive sense of “and/or”;

(viii)           with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; and

(ix)           references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

(b)           Accounting Terms and Determinations.  Unless otherwise specified herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP.

(c)           Legal Representation of the Parties.  This Agreement was negotiated by the parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation hereof.

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IN WITNESS WHEREOF, the parties hereto have executed this Interest Purchase Agreement as of the day and year first above written.

PURCHASER:

CAPTERRA FINANCIAL GROUP, INC.

By:           /s/ James Creamer
                    Its:      President

COMPANY:

NEXCORE GROUP, LP

By: NexCore Partners, LP
Its: General Partner

By: NexCore Management, Inc.
Its: General Partner

By:           /s/ Gregory C. Venn
                    Its:

SELLER:

RANDOLPH P. MYERS

Company Units to be Exchanged: 130

Shares of Purchaser
Common  Stock To be Received: 301,120
Name: /s/ Randolph P. Myers Address: 913 Shore Pine Court Fort Collins, CO 80525

For value received, the undersigned hereby assigns and transfers to CapTerra Financial Group, Inc. all of the undersigned’s right, title and interest in NexCore Group LP in exchange for the number of shares of Purchaser common stock set forth above.  The undersigned irrevocably appoints Greg Venn and Peter Kloepfer, and each of them, as his or her agent and attorney-in-fact to transfer such interest and to take all necessary and appropriate action to effect such transfer.  Each agent and attorney-in-fact may substitute and appoint one or more persons to act for him.

/s/ Randolph P. Myers
Name:
Title:

SELLER:

DAVID NEENAN

Company Units to be Exchanged: 130

Shares of Purchaser
Common  Stock To be Received: 301,120

Name: /s/ David Neenan Address: 1606 Brentford Lane Fort Collins, CO 80525

For value received, the undersigned hereby assigns and transfers to CapTerra Financial Group, Inc. all of the undersigned’s right, title and interest in NexCore Group LP in exchange for the number of shares of Purchaser common stock set forth above.  The undersigned irrevocably appoints Greg Venn and Peter Kloepfer, and each of them, as his or her agent and attorney-in-fact to transfer such interest and to take all necessary and appropriate action to effect such transfer.  Each agent and attorney-in-fact may substitute and appoint one or more persons to act for him.

/s/ David Neenan
Name:
Title:

SELLER:

GDBA INVESTMENTS, LLC

Company Units to be Exchanged: 141

Shares of Purchaser
Common  Stock To be Received: 399,491
                            By:              /s/ G. Brent Backman
                           Name:
                           Title:
                           Address:     1440 Blake Street, Suite 310
                                     Denver, CO  80202

For value received, the undersigned hereby assigns and transfers to CapTerra Financial Group, Inc. all of the undersigned’s right, title and interest in NexCore Group LP in exchange for the number of shares of Purchaser common stock set forth above.  The undersigned irrevocably appoints Greg Venn and Peter Kloepfer, and each of them, as his or her agent and attorney-in-fact to transfer such interest and to take all necessary and appropriate action to effect such transfer.  Each agent and attorney-in-fact may substitute and appoint one or more persons to act for him.

/s/ G. Brent Backman
Name:
Title:

SELLER:

GRAND RANCHES LLC

Company Units to be Exchanged: 97

Shares of Purchaser
Common  Stock To be Received: 248,979

By: /s/ Rick Pederson Name: Rick Pederson Address: Foundation Properties, 1800 Larimer, Suite 1700 Denver, CO 80202

For value received, the undersigned hereby assigns and transfers to CapTerra Financial Group, Inc. all of the undersigned’s right, title and interest in NexCore Group LP in exchange for the number of shares of Purchaser common stock set forth above.  The undersigned irrevocably appoints Greg Venn and Peter Kloepfer, and each of them, as his or her agent and attorney-in-fact to transfer such interest and to take all necessary and appropriate action to effect such transfer.  Each agent and attorney-in-fact may substitute and appoint one or more persons to act for him.

/s/ Rick Pederson
Name:
Title:

SELLER:

BERNIE ROLAND

Company Units to be Exchanged: 73

Shares of Purchaser
Common  Stock To be Received: 180,981
                               Name:      /s/ Bernie Roland
                              Address: 28587 Clover Lane
                                   Evergreen, CO  80202

For value received, the undersigned hereby assigns and transfers to CapTerra Financial Group, Inc. all of the undersigned’s right, title and interest in NexCore Group LP in exchange for the number of shares of Purchaser common stock set forth above.  The undersigned irrevocably appoints Greg Venn and Peter Kloepfer, and each of them, as his or her agent and attorney-in-fact to transfer such interest and to take all necessary and appropriate action to effect such transfer.  Each agent and attorney-in-fact may substitute and appoint one or more persons to act for him.

/s/ Bernie Roland
Name:
Title:

SELLER:

LOREN E. SNYDER

Company Units to be Exchanged: 147

Shares of Purchaser
Common  Stock To be Received: 364,794
                               Name:      /s/ Loren E. Snyder
                              Address: Integrated Properties, Inc.
                                   3900 E. Mexico Avenue,
                                   Suite 1400
                                   Denver, CO  80210

For value received, the undersigned hereby assigns and transfers to CapTerra Financial Group, Inc. all of the undersigned’s right, title and interest in NexCore Group LP in exchange for the number of shares of Purchaser common stock set forth above.  The undersigned irrevocably appoints Greg Venn and Peter Kloepfer, and each of them, as his or her agent and attorney-in-fact to transfer such interest and to take all necessary and appropriate action to effect such transfer.  Each agent and attorney-in-fact may substitute and appoint one or more persons to act for him.

/s/ Loren E. Snyder
Name:
Title:

SELLER:

BOCO INVESTMENTS, LLC

Company Units to be Exchanged: 1,081

Shares of Purchaser
Common  Stock To be Received: 3,062,761
                               By:           /s/ Joseph Zimlich
                              Name:        Joseph Zimlich
                               Title:         President and Managing Member
                              Address:   Bohemian Companies
                                     103 West Mountain Ave.
                                      Fort Collins, CO  80524

For value received, the undersigned hereby assigns and transfers to CapTerra Financial Group, Inc. all of the undersigned’s right, title and interest in NexCore Group LP in exchange for the number of shares of Purchaser common stock set forth above.  The undersigned irrevocably appoints Greg Venn and Peter Kloepfer, and each of them, as his or her agent and attorney-in-fact to transfer such interest and to take all necessary and appropriate action to effect such transfer.  Each agent and attorney-in-fact may substitute and appoint one or more persons to act for him.

Name:
Title:

SELLER:

KEY ASSOCIATES LLC

By:           NexCore Management Inc.

Company Units to be Exchanged: 1,055

Shares of Purchaser
Common  Stock To be Received: 2,583,800
                        By:              /s/ Peter Kloepfer
Name:         Peter Kloepfer
Title:           Vice President
Address:

For value received, the undersigned hereby assigns and transfers to CapTerra Financial Group, Inc. all of the undersigned’s right, title and interest in NexCore Group LP in exchange for the number of shares of Purchaser common stock set forth above.  The undersigned irrevocably appoints Greg Venn and Peter Kloepfer, and each of them, as his or her agent and attorney-in-fact to transfer such interest and to take all necessary and appropriate action to effect such transfer.  Each agent and attorney-in-fact may substitute and appoint one or more persons to act for him.

/s/ Peter Kloepfer
Name:       Peter Kloepfer
Title:         Vice President

SELLER:

NEXCORE PARTNERS, LP

By:           NexCore Management, Inc.

Its General Partner

Shares of Purchaser
Common  Stock To be Received: 15,056,955

By: /s/ Peter Kloepfer Name: Peter Kloepfer Title: Vice President Address:

For value received, the undersigned hereby assigns and transfers to CapTerra Financial Group, Inc. all of the General Partner’s Rights and all of the General Partner Units except a 10% limited partnership interest in NexCore Group LP in exchange for the number of shares of Purchaser common stock set forth above.  The undersigned irrevocably appoints Greg Venn and Peter Kloepfer, and each of them, as his or her agent and attorney-in-fact to transfer such interest and to take all necessary and appropriate action to effect such transfer.  Each agent and attorney-in-fact may substitute and appoint one or more persons to act for him.

NEXCORE PARTNERS, LP

By:           NexCore Management, Inc.

Its General Partner

By:              /s/ Peter Kloepfer
Name:         Peter Kloepfer
Title:           Vice President

EXHIBIT A

AMENDED AND RESTATED PARTNERSHIP AGREEMENT

EXHIBIT B

Indemnification Agreement

EXHIBIT C

Asset Indemnification Agreement

EXHIBIT D

Debt Indemnification Agreement

Schedule 9.07

1)           Borrower: AARD LECA LSS LONESTAR, LLC
Lender: United Western Bank
Original Principal Amount: $3,744,730.98
Loan Date: 09/24/2009
Current Balance: $3,666,715.79

2)           Borrower: Cypress Sound, LLC
Lender: The Diocese of the Armenian Church of America
Original Principal Amount: $837,500
Loan Date: May 13, 2005
Current Balance: $300,000

3)           Borrower:  CapTerra
Lender:  BOCO
Current Balance:  $2,691,684

4)           Borrower:  CapTerra
Lender:  GDBA
Current Balance:  $505,851